Exhibit 4.5

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 14, 2025, by and between Aptorum Group Limited (the “ListCo”), DiamiR Biosciences Corp., a Delaware corporation (“DiamiR”), and Ian Huen (the “Shareholder”). ListCo, DiamiR, and the Shareholder are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of Class A ordinary shares par value $0.00001 per share, (the “Class A Ordinary Shares”) and Class B ordinary shares, par value $0.00001 each (the “Class B Ordinary Shares”) of ListCo set forth opposite the Shareholder’s name on Schedule I hereto (such Class A Ordinary Shares and Class B Ordinary Shares, together with any other Class A Ordinary Shares and Class B Ordinary Shares, the voting power over which is acquired by the Shareholder during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 7.1 hereof (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, ListCo, a wholly owned subsidiary of ListCo to be incorporated under the laws of Delaware (the “Merger Sub”), DiamiR, and certain stockholders of DiamiR identified therein (the “DiamiR Stockholders”) propose to enter into an Agreement and Plan of Merger, dated as of July [ ], 2025 (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, at the Closing, Merger Sub will merge with and into DiamiR (the “Surviving Entity”), with the separate corporate existence of Merger Sub ceasing and DiamiR surviving the Merger as a direct wholly owned subsidiary of ListCo (the “Merger”; the transactions, including the Merger, contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, immediately prior to the closing of Merger, ListCo will transfer by way of continuation to and domesticate as a Delaware corporation (the “Domestication”; ListCo immediately following the Domestication and prior to the closing of Merger, “Aptorum Delaware”). In connection with the Domestication, each then issued and outstanding Class A Ordinary Shares will convert automatically, on a one-for-one basis, into a share of common stock of Aptorum Delaware, each then issued and outstanding Class B Ordinary Shares will convert automatically into a share of common stock of Aptorum Delaware and a share of Series A preferred stock of Aptorum Delaware.

WHEREAS, for as an inducement to DiamiR and the DiamiR Stockholders to enter into the Merger Agreement, the Parties are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants, and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. The Shareholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called annual or special meeting of the shareholders of ListCo (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of ListCo requested by ListCo’s board of directors or undertaken as contemplated by the Transactions, the Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause his Subject Shares to be counted as present thereat for purposes of establishing a quorum, and the Shareholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all of his Subject Shares (a) in favor of the issuance of the shares of common stock of Aptorum Delaware pursuant to the Merger Agreement, to the extent that such issuance and delivery of shares would exceed 19.99% of the issued and outstanding shares of common stock of Aptorum Delaware immediately prior to the closing of the Merger (the “Nasdaq Ownership Limitation”, and such proposal, the “Nasdaq Stock Issuance Proposal ”), (b) in favor of the Domestication of ListCo (the “Domestication Proposal”), which Domestication will be effected at least one day prior to closing the Merger, by ListCo filing a certificate of corporate domestication and a proposed new certificate of incorporation with the Secretary of State of the State of Delaware and filing an application to deregister with the Registrar of Companies of the Cayman Islands, (c) in favor of any proposal to adjourn or postpone such meeting of shareholders of ListCo to a later date if there are not sufficient votes to approve the Nasdaq Stock Issuance Proposal, (d) in favor of any other proposals set forth in the proxy statement for such meeting of shareholders of ListCo (“Proxy Statement”), and (e) against any proposal in opposition to the approval of the Nasdaq Stock Issuance Proposal, or Domestication Proposal, or in competition with or materially inconsistent with the Nasdaq Stock Issuance Proposal or Domestication Proposal, and (f) against any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the elimination of the Nasdaq Ownership Limitation, the effectuation of the Domestication, and/or the fulfillment of ListCo’s obligations under the Merger Agreement with respect to the issuance of the shares of common stock of Aptorum Delaware and to the Domestication. The Shareholder will take all actions and execute all documents reasonably requested by ListCo. and/or DiamiR to accomplish or facilitate the foregoing. The Shareholder agrees not to and shall cause his Affiliates not to enter into any agreement, commitment or arrangement with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by the Shareholder exclusively, in his capacity as a director or officer of ListCo. The Shareholder is executing this Agreement solely in his capacity as a record or beneficial holder of shares of Class A Ordinary Shares and Class B Ordinary Shares.

ARTICLE III

COVENANTS

Section 3.1 Generally.

(a) Except as contemplated by the Merger Agreement or any other agreement, document, or instrument ancillary thereto, the Shareholder agrees that during the Voting Period he shall not, and shall cause his Affiliates not to (i) offer for sale, sell (including short sales), transfer, tender, offer, exchange, gift, pledge, encumber, assign, convey any legal or beneficial ownership in, or otherwise dispose of (including by merger (including by conversion into securities or other consideration)) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares or Shareholder’s voting or economic interest therein, if, as a result thereof, the Subject Shares will be entitled to a number of votes less than the minimum votes required under the ListCo Organizational Documents to approve the Nasdaq Stock Issuance Proposal and Domestication Proposal at any duly called meeting of the shareholders of ListCo (or any adjournment or postponement thereof); (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares, if, as a result thereof, the Subject Shares will be entitled to a number of votes less than the minimum votes required under the ListCo Organizational Documents to approve the Nasdaq Stock Issuance Proposal and Domestication Proposal at any duly called meeting of the shareholders of ListCo (or any adjournment or postponement thereof); (iii) permit to exist any Lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting the Shareholder’s ability to perform his obligations under this Agreement. Notwithstanding the foregoing, the Shareholder may Transfer any such Subject Shares (A) to any member of the Shareholder’s immediate family, or to a trust for the benefit of the Shareholder or any member of the Shareholder’s immediate family, the sole trustees of which are the Shareholder or any member of the Shareholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of the Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to ListCo and DiamiR, to be bound by all of the terms of this Agreement.

(b) In the event of a share or stock dividend or distribution, or any change in the Class A Ordinary Shares, Class B Ordinary Shares, or Common Stock by reason of any share or stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such share or stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(c) The Shareholder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Shareholder contained in this Agreement inaccurate in any material respect. The Shareholder further agrees that he shall use his reasonable best efforts to cooperate with ListCo and DiamiR to effect the transactions contemplated hereby and the Transactions.

Section 3.2 Standstill Obligations of the Shareholder. The Shareholder covenants and agrees with ListCo and DiamiR that, during the Voting Period:

(a) The Shareholder shall not act in concert with any person to, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any Class A Ordinary Shares, Class B Ordinary Shares, or shares of Common Stock in connection with any vote or other action with respect to the Nasdaq Stock Issuance Proposal or Domestication Proposal, other than to recommend that shareholders of ListCo vote in favor of the Nasdaq Stock Issuance Proposal and Domestication Proposal, and in favor of approval of the other proposals set forth in the Proxy Statement and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement.

(b) The Shareholder shall not act in concert with any Person to deposit any of the Subject Shares in a voting trust, grant any proxies with respect to the Subject Shares, or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, in each case other than those entered into with, or otherwise for the benefit of, ListCo and DiamiR as contemplated herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to ListCo and DiamiR as follows:

Section 4.1 Binding Agreement. The Shareholder is of legal age to execute this Agreement and is legally competent to do so. The Shareholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement, assuming due authorization, execution, and delivery hereof by ListCo and DiamiR, constitutes a legal, valid, and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite the Shareholder’s name the number of all of the Class A Ordinary Shares and Class B Ordinary Shares over which the Shareholder has beneficial ownership as of the date hereof. As of the date hereof, the Shareholder is the lawful and beneficial owner of the Class A Ordinary Shares and Class B Ordinary Shares denoted as being owned by the Shareholder on Schedule I and has the sole power to vote or cause to be voted such Class A Ordinary Shares and Class B Ordinary Shares. The Shareholder has good and valid title to the Class A Ordinary Shares and Class B Ordinary Shares denoted as being owned by the Shareholder on Schedule I, free and clear of any and all pledges, charges, proxies, voting agreements, Liens, adverse claims, options and demands of any nature or kind whatsoever, other than those created by this Agreement or under applicable federal or state securities laws. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by the Shareholder pursuant to arrangements made by the Shareholder.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by the Shareholder and the performance by the Shareholder of his obligations hereunder. No consent of the Shareholder’s spouse is necessary under any “community property” or other Laws in order for the Shareholder to enter into and perform his obligations under this Agreement.

(b) None of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby or compliance by the Shareholder with any of the provisions hereof shall (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s Subject Shares or assets may be bound, or (ii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair the Shareholder’s ability to perform his obligations under this Agreement in any material respect.

Section 4.4 Reliance by ListCo, DiamiR and the DiamiR Stockholders. The Shareholder understands and acknowledges that ListCo, DiamiR and the DiamiR Stockholders are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Shareholder and the representations, warranties, covenants, and agreements of the Shareholder set forth herein.

Section 4.5 No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shareholder’s Subject Shares inconsistent with the Shareholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shareholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Shareholder from performing any of his obligations under this Agreement.

Section 4.6. Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of the Shareholder, threatened, against or affecting the Shareholder that would reasonably be expected to impair the ability of the Shareholder to perform the Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LISTCO

ListCo hereby represents and warrants to the Shareholder as follows:

Section 5.1 Binding Agreement. ListCo is an exempted company with limited liability duly incorporated and validly existing under the Laws of the Cayman Islands . ListCo has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by ListCo have been duly authorized by all necessary corporate actions on the part of ListCo. This Agreement, assuming due authorization, execution, and delivery hereof by the Shareholder, constitutes a legal, valid, and binding obligation of ListCo enforceable against ListCo in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by ListCo and the consummation by ListCo of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by ListCo, the consummation by ListCo of the transactions contemplated hereby or compliance by ListCo with any of the provisions hereof shall (i) conflict with or result in any breach of the ListCo Organizational Documents, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which ListCo is a party or by which ListCo or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except, with respect to clauses (ii) and (iii), for any of the foregoing as would not reasonably be expected to impair ListCo’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF DIAMIR

DiamiR hereby represents and warrants to the Shareholder as follows:

Section 5.1 Binding Agreement. DiamiR is a corporation duly incorporated and validly existing under the Laws of the Delaware. DiamiR has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by DiamiR have been duly authorized by all necessary corporate actions on the part of DiamiR. This Agreement, assuming due authorization, execution, and delivery hereof by the Shareholder, constitutes a legal, valid, and binding obligation of DiamiR enforceable against DiamiR in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by DiamiR and the consummation by DiamiR of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by DiamiR, the consummation by DiamiR of the transactions contemplated hereby or compliance by DiamiR with any of the provisions hereof shall (i) conflict with or result in any breach of the DiamiR Organizational Documents, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which DiamiR is a party or by which DiamiR or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except, with respect to clauses (ii) and (iii), for any of the foregoing as would not reasonably be expected to impair DiamiR’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement shall automatically terminate, without any further action by any of the Parties, and none of the Parties shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) the Closing Date (as defined in the Merger Agreement), (b) the date of receipt of the approval by the ListCo Shareholders of the Nasdaq Stock Issuance Proposal and Domestication Proposal, and (c) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement in accordance with this Section 7.1 shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article VII and Article VIII (other than the provisions of Section 8.13, which shall terminate) shall survive the termination, in accordance with this Section 7.1, of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary (including under applicable Laws) or desirable to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein and therein, as applicable.

Section 8.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, the fees and expenses of investment bankers, accountants, and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in ListCo, DiamiR, or any other Person any direct or indirect ownership or incidence of ownership (including beneficial ownership) of or with respect to any Subject Shares.

Section 8.4 Amendments, Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. At any time prior to the Effective Time, with the written consent of DiamiR (which consent shall not be unreasonably withheld) (a) the Parties may (i) extend the time for the performance of any obligation or other act of ListCo or DiamiR, (ii) waive any inaccuracy in the representations and warranties of ListCo or DiamiR contained herein or in any document delivered by ListCo or DiamiR pursuant hereto and (iii) waive compliance with any agreement of ListCo or DiamiR or any condition to its own obligations contained herein and (b) ListCo and DiamiR may (i) extend the time for the performance of any obligation or other act of the Shareholder, (ii) waive any inaccuracy in the representations and warranties of the Shareholder contained herein or in any document delivered by the Shareholder pursuant hereto and (iii) waive compliance with any agreement of the Shareholder or any condition to their obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding any other provision of this Agreement to the contrary, no Party shall agree to any amendment hereof, or grant any consent, waiver, or extension hereunder, that would reasonably be expected to prevent or materially impede the obligations as set forth under Article II herein, including the approval of the Nasdaq Stock Issuance Proposal or Domestication Proposal.

Section 8.5 Notices. All notices, requests, claims, demands and other communications hereunder (each a “Notice”) shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to ListCo or the Shareholder: 17 Hanover Square London W1S 1BN United Kingdom Attn: Ian Huen Telephone: [*]

with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC
950 Third Avenue, 19th Floor
New York, NY 10022
Attention:	Lou Taubman, Esq.
Email:	[*]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Additionally a copy of any Notice delivered under this Section 8.5 shall also be provided to DiamiR at the address set forth in the Merger Agreement.

Section 8.6 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 8.8 Entire Agreement; Assignment. This Agreement and the schedules hereto (together with the Merger Agreement, and the Transaction Agreements to which the Parties hereto are parties, in each case to the extent referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for Transfers permitted by Section 3.1,   this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

Section 8.9 Reserved.

Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.11 Construction; Interpretation. The term “this Agreement” means this Voting and Support Agreement together with the Schedule I hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedule I hereto, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections or Schedules are to Articles, Sections and Schedules of this Agreement; and (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.12 Governing Law; Jurisdiction. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 8.12.

Section 8.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.14 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.15 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the Party’s intent or the effectiveness of such signature.

Section 8.16 No Partnership, Agency, or Joint Venture. This Agreement is intended to create a contractual relationship between the Shareholder, ListCo,, and DiamiR, and is not intended to create, and does not create, any agency, partnership, joint venture, or any like relationship between or among the Parties or any other Persons. Without limiting the generality of the foregoing sentence, except as otherwise provided herein, the Shareholder (a) is entering into this Agreement solely on his own behalf and shall not have any obligation to perform on behalf of any other holder of Class A Ordinary Shares, Class B Ordinary Shares, or Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement to any other holder of Class A Ordinary Shares, Class B Ordinary Shares, or Common Stock and (b) by entering into this Agreement does not intend to form a “group” with any other Person for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. The Shareholder has acted independently regarding his decision to enter into this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, ListCo has caused this Agreement to be duly executed as of the day and year first above written.

APTORUM GROUP LIMITED

By:	/s/ K.K. Wong
	Name:	K.K. Wong
	Title:	Head of Finance

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Shareholder has caused this Agreement to be duly executed as of the day and year first above written.

SHAREHOLDER

By:	/s/ Ian Huen
	Name:	Ian Huen

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, DiamiR has caused this Agreement to be duly executed as of the day and year first above written.

DIAMIR BIOSCIENCES CORP.

By:	/s/ Alidad Mireskandari
	Name:	Alidad Mireskandari
	Title:	Chief Executive Officer

SCHEDULE I

Beneficial Ownership of Securities

Holder	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares
Ian Huen	1,900,244	1,606,147